Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In Re:	Chapter 11

ALLIED HOLDINGS, INC., et al.,	Case Nos. 05-12515 through 05-12526
and 05-12528 through 05-12537

Debtors.

Judge Mullins
ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION
OF ALLIED HOLDINGS, INC. AND AFFILIATED DEBTORS PROPOSED BY THE
DEBTORS, YUCAIPA AND THE TEAMSTERS NATIONAL AUTOMOBILE
TRANSPORTATION INDUSTRY NEGOTIATING COMMITTEE
     This matter is before the Court on the Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiating Committee (the “Second Amended Plan”).1 The Court set May 9, 2007, at 9:30 a.m. Prevailing Eastern Time as the date and time for the commencement of a hearing pursuant to Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure and sections 1126, 1128 and 1129 of the Bankruptcy Code to consider the Confirmation of the Plan (the “Confirmation Hearing”).2 The relevant procedural background leading up to the Confirmation Hearing includes the following:
     1. Allied Holdings, Inc. and its affiliated debtors and debtors-in-possession3 (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) on July 31, 2005 (the “Petition Date”);

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan, as modified or supplemented pursuant to Section LL of this Confirmation Order. The rules of interpretation set forth in Article II of the Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this “Confirmation Order” or “Order”). If there is any direct conflict between the terms of the Plan, the Plan Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

[2]	The Federal Rules of Bankruptcy Procedure shall be referred to herein as the “Bankruptcy Rules”.

     2. On March 2, 2007, the Debtors, the Teamsters National Automobile Transportation Industry Negotiating Committee (“TNATINC”), Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP (collectively, “Yucaipa” and, together with the Debtors and TNATINC, the “Plan Proponents”) filed the Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiating Committee [Docket No. 2563] along with the Disclosure Statement for the Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiating Committee [Docket No. 2562];
     3. On April 6, 2007, the Plan Proponents filed the Second Amended Plan (as modified since its filing, the “Plan”) which was attached as Exhibit A to the Disclosure Statement for the Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiating Committee [Docket No. 2802] (as amended, the “Disclosure Statement”), which Disclosure Statement was approved by the Court pursuant to that certain Order dated April 6, 2007 (the “Solicitation Procedures Order”) [Docket No. 2800];
     4. On April 6, 2007, the Plan Proponents began preparing solicitation materials for distribution and completed distribution of such solicitation materials by April 11, 2007, consistent with the Solicitation Procedures Order. In addition, the Plan Proponents caused notice of the Confirmation Hearing to be published in the Wall Street Journal (national edition), Atlanta Journal-Constitution and Daily Report on April 13, 2007 [Docket No. 3016];

[3]	In addition to Allied Holdings, Inc., the following entities are debtors in these related cases: Allied Automotive Group, Inc., Allied Systems, Ltd. (L.P.), Allied Systems (Canada) Company, QAT, Inc., RMX LLC, Transport Support LLC, F.J. Boutell Driveaway LLC, Allied Freight Broker LLC, GACS Incorporated, Commercial Carriers, Inc., Axis Group, Inc., Axis Netherlands, LLC, Axis Areta, LLC, Logistic Technology, LLC, Logistic Systems, LLC, CT Services, Inc., Cordin Transport LLC, Terminal Services LLC, Axis Canada Company, Ace Operations, LLC, and AH Industries Inc.

     5. On April 20, 2007, the Plan Proponents filed a Notice of Filing of List of Class 1 Claims and Treatment [Docket No. 2922] and a Notice of Proposed Treatment of Class 2 Priority Non-Tax Claims [Docket 2923];
     6. On April 24, 2007, the Plan Proponents filed a Plan Supplement [Docket No. 2944];4
     7. Also on April 24, 2007, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) filed its Notice of Filing of Statement of the Official Committee of Unsecured Creditors Recommending that the Unsecured Creditors Vote in Favor of the Joint Plan of Reorganization of Allied Holdings, Inc., et al. [Docket No. 2945];
     8. On April 26, 2007, the Plan Proponents filed a Notice of Filing of Executory Contract and Unexpired Lease Schedule for the Joint Plan of Reorganization For Allied Holdings, Inc. and Affiliated Debtors [Docket No. 2951];
     9. On April 27, 2007, the Plan Proponents filed a Notice of Filing of Amended List of Class 1 Claims and Treatment [Docket No. 2955];
     10. On May 1, 2007, the Plan Proponents filed their Notice of Modifications to Plan Proponents’ Second Amended Joint Plan of Reorganization Dated as of April 5, 2007 [Docket No. 2959];
     11. On May 4, 2007, the Plan Proponents filed the following documents:
a.	Notice of Filing of Amended Executory Contracts and Unexpired Leases Schedule [Docket No. 3013];

b.	Notice of Right of Unsecured Creditors to Participate in Cash Out Option [Docket No. 3014]; and

[4]	As set forth in the Plan, all references to the Plan Supplement include all exhibits thereto.

c.	Affidavit of Jeffrey Pirrung Certifying the Ballots Accepting or Rejecting the Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiating Committee Dated April 5, 2007 [Docket No. 3016];
     12. On May 7, 2007, the Plan Proponents filed their Memorandum of Law (A) in Support of Confirmation of Second Amended Joint Plan of Reorganization; and (B) in Response to Objections Thereto [Docket No. 3028]; and
     13. On May 8, 2007, the Plan Proponents filed the Amendment to Affidavit of Jeffrey Pirrung Certifying the Ballots Accepting or Rejecting the Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiating Committee Dated April 5, 2007 [Docket No. 3054].
     This Court having reviewed the Plan and Disclosure Statement and all filed pleadings, exhibits, amendments, supplements, statements and comments regarding Confirmation; having considered the objections to Confirmation; having heard the statements of counsel in respect of Confirmation; having considered all testimony, documents and filings regarding Confirmation; having heard and considered the oral representations and the testimony and other evidence admitted at the Confirmation Hearing; and after due deliberation thereon and good cause appearing therefor, this Court hereby makes and issues the following Findings of Fact and Conclusions of Law:5

[5]	This Confirmation Order constitutes this Court’s findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact.

I.
FINDINGS OF FACT AND CONCLUSIONS OF LAW
Exclusive Jurisdiction and Venue
          On the Petition Date, each Debtor commenced a chapter 11 case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the Northern District of Georgia was proper as of the Petition Date and continues to be proper pursuant to 28 U.S.C. §§ 157(b)(l) and (2) and 1334(a). Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2)(L). This Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. §§ 157(b)(l) and (2) and 28 U.S.C. § 1334(a); and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.
Modifications to the Plan
          On April 6, 2007, the Plan Proponents filed the Plan. On April 24, 2007, the Plan Proponents filed a Notice of Plan Modifications. These modifications, and all other modifications filed with the Court, disclosed in open Court at or prior to the Confirmation Hearing and/or set forth in this Confirmation Order, are neither material nor adversely change the treatment of the Claim of any Creditor. All such modifications, including modifications made in this Confirmation Order, are consistent with all of the relevant provisions of the Bankruptcy Code, including, but not limited to, sections 1122, 1123, 1125 and 1127 of the Bankruptcy Code. The disclosure of any modifications to the Plan on the record at or prior to the Confirmation Hearing or contained in this Confirmation Order constitutes due and sufficient notice thereof under the circumstances of these cases. The Plan is properly before this Court and all votes cast with respect to the Plan prior to the modifications shall be binding and shall be deemed to be cast with respect to the Plan, as and to the extent the Plan has been modified. The modifications to the Plan are hereby approved, pursuant to section 1127(a) of the Bankruptcy Code.
Solicitation Procedures Order
          On April 6, 2007, the Court entered the Solicitation Procedures Order that, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b) fixed the time for voting to accept or reject the Plan; (c) fixed May 9, 2007, at 9:30 a.m. Prevailing Eastern Time as the date and time for the commencement of the Confirmation Hearing; (d) established the objection deadline and procedures for objecting to the Plan; (e) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”); and (f) established the record date and certain procedures for soliciting and tabulating votes with respect to the Plan.
Service of Solicitation Materials
          By April 11, 2007, the Debtors’ agents completed their service of the solicitation packages upon the parties entitled to vote on the Plan as described in the exhibits to the Solicitation Procedures Order. On or about April 13, 2007, the Debtors’ agents published notice of the Confirmation Hearing and related deadlines in the Wall Street Journal, the Atlanta Journal-Constitution and Daily Report. As such, the Plan Proponents complied with the service requirements and procedures approved in the Solicitation Procedures Order, and no other or further notice is or shall be required.
Voting Report
          On May 4, 2007, the Debtors filed with the Court an affidavit certifying the method and results of the Ballot tabulation for each of the Voting Classes to accept or reject the

Plan (as amended on May 8, 2007, the “Voting Affidavit”) and a report certifying the results of the solicitation of acceptances and rejections of the Plan (the “Voting Report”).
          Based upon the Voting Affidavit, all procedures used to distribute solicitation materials to the applicable Holders of Claims and to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the United States Bankruptcy Court for the Northern District of Georgia and all other applicable rules, laws and regulations.
          As evidenced by the Voting Report and the Voting Affidavit, all Ballots were properly tabulated. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, all Impaired Classes in which claimants have cast eligible ballots have voted to accept the Plan.
Judicial Notice
          The Court takes judicial notice of the docket of the above-captioned chapter 11 cases (the “Chapter 11 Cases”) maintained by the Clerk of the Court and/or its duly appointed agent (the “Docket”).
          Any resolutions to objections to Confirmation filed at or prior to the Confirmation Hearing or explained on the record at the Confirmation Hearing are hereby incorporated by reference. All objections to Confirmation not resolved as set forth in the preceding sentence or otherwise as set forth in this Order and that were not previously overruled at the Confirmation Hearing are hereby overruled.
Solicitation
          Based upon the Voting Affidavit, votes for acceptance and rejection of the Plan were solicited in good faith and the solicitation and tabulation of such votes complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the

Bankruptcy Code, the Bankruptcy Rules, the local rules of the United States Bankruptcy Court for the Northern District of Georgia and all other applicable rules, laws and regulations.
          Each of the: (i) Debtors and their respective directors, officers, agents, affiliates, representatives, employees, attorneys and advisors; (ii) Yucaipa and its representatives, directors, officers, partners, affiliates, agents, employees, attorneys and advisors; and (iii) TNATINC and its representatives, members, attorneys, affiliates, agents, employees, attorneys and advisors, have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Solicitation Procedures Order.
Burden of Proof
          The Plan Proponents have met their burden of proving the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard. The Court also finds that the Plan Proponents have satisfied the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.
Bankruptcy Rule 3016(a)
          The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).
Compliance with the Requirements of Section 1129 of the Bankruptcy Code
Section 1129(a)(1) — Compliance of the Plan with Applicable Provisions of the Bankruptcy Code
          The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Interests, other than Administrative Expense Claims, Priority Tax Claims, Claims under the DIP Loan Facility and the Claims under the

Equipment Financing Facility.6 As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.
          Pursuant to sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code, Section 2.1 of the Plan specifies all Claims that are not Impaired and specifies the treatment of all Claims and Interests that are Impaired. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Section 2.1 of the Plan also provides the same treatment for each Claim or Interest within a particular Class.
          Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate and proper means for the Plan’s implementation. The Debtors will have, upon converting the DIP Loan Facility into the Exit Financing Facility and the funding of the Cash Out Contribution by Yucaipa and/or by others on the Effective Date of the Plan, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Moreover, Article VI and various other provisions of the Plan specifically provide adequate means for implementing the Plan, including, without limitation: (i) the continued existence of the Debtors; (ii) the vesting of assets in the Reorganized Debtors; (iii) the adoption and filing of Reorganized Governing Documents; (iv) the conversion of the DIP Loan Facility into the Exit Financing Facility; (v) the issuance of New Common Stock; and (vi) preservation of Rights of Actions.
          The Reorganized Governing Documents, as contained in the Plan Supplement, satisfy the requirements set forth in sections 1123(a)(6), 1123(a)(7) and 1123(b) of the

[6]	The Administrative Expense Claims, the Priority Tax Claims, the Claims under the DIP Loan Facility and the Claims under the Equipment Financing Facility are not required to be classified pursuant to section 1123(a)(l) of the Bankruptcy Code.

Bankruptcy Code. The Plan Supplement and any duly authorized amendments thereto are hereby approved.
Section 1129(a)(2) — Plan Proponents’ Compliance with Applicable Provisions of the Bankruptcy Code
          The Plan Proponents have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 and Bankruptcy Rules 3017, 3018 and 3019. In particular, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan: (i) complied with the Solicitation Procedures Order; (ii) complied with all applicable laws, rules and regulations governing the adequacy of disclosure in connection with such solicitation; and (iii) solicited votes to accept the Plan only after disclosing “adequate information” to holders of Claims or Interests as section 1125(a) of the Bankruptcy Code defines that term. Accordingly, the Plan Proponents and their respective directors, officers, employees, agents, affiliates and professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code.
Section 1129(a)(3) — Proposal of Plan in Good Faith
          The Plan Proponents have proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation and development, including without limitation the testimony of Thomas King, Derex Walker and Hugh Sawyer. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources to operate. As a result thereof, the requirements of section 1129(a)(3) of the Bankruptcy Code have been satisfied.
Section 1129(a)(4) — Bankruptcy Court Approval of Certain Payments as Reasonable
          Pursuant to section 1129(a)(4) of the Bankruptcy Code, the payments to be made by the Debtors for services or for costs in connection with the Chapter 11 Cases or the Plan, as described in the Plan, or as disclosed in the Plan Supplement, are approved.
          In addition, fees and expenses incurred by Professionals retained by the Debtors or the Creditors’ Committee shall be payable according to the Orders approving such firms’ retention, the Plan and this Confirmation Order. As a result of the foregoing, the requirements of section 1129(a)(4) of the Bankruptcy Code have been satisfied.
Section 1129(a)(5) — Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy
          The Plan Proponents disclosed in the Plan and the Plan Supplement the identity of the proposed directors and officers of the Reorganized Debtors following Confirmation of the Plan, as required by section 1129(a)(5)(A) of the Bankruptcy Code, and have also disclosed the nature of compensation for insiders who will be employed or retained by the Reorganized Debtors, as required by section 1129(a)(5)(B). The Debtors (through the Debtors’ general counsel, chief financial officer or other designated officer) are authorized and directed to execute an employment agreement with the person to be employed as chief executive officer of the Reorganized Debtors, to be effective immediately. As a result of the foregoing, the requirements of section 1129(a)(5) of the Bankruptcy Code have been satisfied.

Section 1129(a)(6) — Approval of Rate Changes
          The Debtors’ current businesses do not involve the establishment of rates over which any regulatory commission has or will have jurisdiction after Confirmation. Thus, section 1129(a)(6) of the Bankruptcy Code does not apply in these Chapter 11 Cases.
Section 1129(a)(7) — Best Interests of Creditors and Equity Interest Holders
          The liquidation analysis annexed to the Disclosure Statement and the other evidence related thereto that was proffered or adduced at or prior to the Confirmation Hearing (i) are persuasive and credible; (ii) have not been controverted by other evidence; and (iii) establish that, with respect to each Impaired Class, each Holder of a Claim or Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date, and, therefore, the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The methodology used and assumptions made in the liquidation analysis are reasonable.
          With respect to each Impaired Class, each Holder of an Allowed Claim or Interest, as the case may be, in an Impaired Class has accepted the Plan or will receive under the Plan on account of its respective Allowed Claim or Interest, as the case may be, property of a value, as of the Effective Date, that is not less than the amount that each such Holder would have received if the Debtors were to have liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. As a result thereof, the requirements of section 1129(a)(7) of the Bankruptcy Code have been satisfied.

Section 1129(a)(8) — Acceptance of the Plan by Each Impaired Class
          As indicated in Section 3.01 of the Plan, the following Classes for each Debtor are Unimpaired and conclusively presumed to have accepted the Plan:

Class Description	Class Designation
Certain Other Secured Claims	1 et seq.
Priority Non-Tax Claims	2
Workers’ Compensation Claims	3
          As indicated in the Voting Report, the following Impaired Classes voted in favor of the Plan:

Class Description	Class Designation
General Unsecured Claims	4A
Claims of Cash Out Holders	4D
          The following Impaired Classes consist of Tort Claims, the Holders of which were ineligible to vote under the Plan, and, therefore, are deemed to have rejected the Plan:

Class Description	Class Designation
Insured Claims	4B
Other Insured Claims	4C
          The Plan provides that Classes 5, 6, 7A, 7B and 7C will not receive any Distribution or retain any property in satisfaction of each Holder’s Claims and/or Interests, and these Classes are therefore deemed to have rejected the Plan (collectively, with Classes 4B and 4C, the “Deemed to Reject Classes”) pursuant to section 1126(g) of the Bankruptcy Code.
Section 1129(a)(9) — Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code
          The treatment of Administrative Expense Claims, Priority Tax Claims, Claims under the DIP Loan Facility and Claims under the Equipment Financing Facility under Article IV of the Plan, satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

Section 1129(a)(10) — Acceptance By At Least One Impaired Class
          As set forth in the Voting Report, two Impaired Classes (Classes 4A and 4D), have voted to accept the Plan. Accordingly, section 1129(a)(10) of the Bankruptcy Code is satisfied.
Section 1129(a)(11) — Feasibility of the Plan
          The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. Based upon the evidence proffered or adduced at, or prior to, the Confirmation Hearing (including without limitation the testimony regarding projections offered by Thomas King), the Plan is feasible and Confirmation of the Plan is not likely to be followed by any of the Debtors, the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan either liquidating or requiring further financial reorganization. Furthermore, the Court finds that the Reorganized Debtors will have adequate capital to meet their ongoing obligations.
Section 1129(a)(12) — Payment of Bankruptcy Fees
          In accordance with section 1129(a)(12) of the Bankruptcy Code, Section 4.2(a)(ii) of the Plan provides for the payment of all fees payable under 28 U.S.C. § 1930(a). The Reorganizing Debtors have adequate means to pay all such fees.
Section 1129(a)(13) - Retiree Benefits
          During these Chapter 11 Cases, there has been no modification of retiree benefits either by virtue of agreement, pursuant to section 1114(e)(l) of the Bankruptcy Code, by court order or pursuant to section 1114(g) of the Bankruptcy Code. The Plan provides that if motions made before Confirmation result in modifications pursuant to those subsections, the Debtors will continue paying the retiree benefits at the level so established for the duration of the period that the Debtors have obligated themselves to provide such benefits. Thus, the Plan satisfies section 1129(a)(13) of the Bankruptcy Code.

Section 1129(b) — Confirmation of Plan Over Nonacceptance of Impaired Class
          Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding the fact that not all Impaired Classes have voted to accept the Plan —if all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. All Classes of Impaired Claims other than Class 4B, Class 4C and the Deemed to Reject Classes have voted to accept the Plan.
          There is no Class of Claims or Interests junior to the Holders of the Claims and Interests in Class 4B, Class 4C and the Deemed to Reject Classes. Moreover, no Holder of any Claim will receive more than payment in full on account of such Claim. As a result, Holders of Old Allied Holdings Common Stock are not entitled to any distribution of cash or property on account of such interest. Accordingly, the requirements of sections 1129(b)(2) of the Bankruptcy Code are satisfied with respect to Class 4B, Class 4C and the Deemed to Reject Classes, and the Plan is fair and equitable with respect to each such Class.
Principal Purpose of the Plan Is Not Avoidance of Taxes
          The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. § 77e). No governmental entity has asserted any such avoidance in an objection filed with this Court.
Issuance and Distribution of the New Securities
          The Plan Proponents (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon Confirmation of the Plan are deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distribution of the New Common Stock under the Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. The issuance of the New Common Stock is in exchange for Claims against or Interests in the Debtors, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(l) of the Bankruptcy Code.
Exit Financing
          The Plan contemplates that the Debtors will convert the DIP Loan Facility into the Exit Financing Facility, which shall be used to: (i) make payments required to be made on or following the Effective Date, and (ii) provide additional borrowing capacity to the Reorganized Debtors following the Effective Date. Thus, the Exit Financing Facility is an essential element of the Plan and is in the best interests of the Debtors, their estates, and their creditors and is necessary to the consummation of the Plan.
Reincorporation Merger
          On or after the Effective Date, Allied Holdings shall reincorporate as a Delaware Corporation and operate under its Reorganized Governing Documents and Reorganized By-Laws. The reincorporation of Allied Holdings as a Delaware corporation, is fair, appropriate and in the best interests of the Debtors.
Executory Contracts and Unexpired Leases
          The Collective Bargaining Agreement between the IBT and the Debtors shall be amended and assumed by the Reorganized Debtors on the terms and conditions set forth in Exhibit G to the Disclosure Statement. The Debtors and the Reorganized Debtors shall not be obligated to pay any cure amounts associated with the assumption of such contract. To the extent there are any conflicts between the treatment of the potential sale of the Canadian operations in the Plan and the treatment of the potential sale of the Canadian operations in the amendments to the Collective Bargaining Agreement as set forth in Exhibit G, the terms of the

Plan shall control and shall supersede the terms of the amendments to the Collective Bargaining Agreement.
          All executory contracts and unexpired leases that: (i) have not expired by their own terms on or prior to the Effective Date; (ii) the Debtors have not assumed or rejected during the pendency of the Chapter 11 Cases; (iii) are not the subject of a motion pending as of the Effective Date to assume the same; or (iv) are not listed on the Contract/Lease Schedule (as may be amended from time to time) as executory contracts or unexpired leases to be assumed shall be deemed to be rejected. These executory contracts and unexpired leases are referred to collectively as the “Rejected Contracts.” The rejection of the Rejected Contracts represents a valid and well-considered exercise of the Debtors’ business judgment and is in the best interests of the Debtors, their estates, and their creditors.
          The Plan Proponents gave due and proper notice of the assumption of each contract and lease to be assumed by means of the Contract/Lease Schedule. Those executory contracts and unexpired leases listed on the Contract/Lease Schedule as executory contracts or unexpired leases to be assumed (the “Assumed Contracts”) shall be deemed assumed by the Debtors as of the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
          All monetary amounts on the Contract/Lease Schedule representing the amounts owed by the Debtors pursuant to the respective Assumed Contracts (the “Cure Amounts”) shall be cured, pursuant to section 365(b)(l) of the Bankruptcy Code, by payment of the Cure Amount in Cash on the later of the Effective Date or as due in the ordinary course of business of the Debtors or Reorganized Debtors, as applicable, or on such other terms as the parties to each such

Assumed Contract may otherwise agree. The Debtors have provided adequate assurance of future performance with respect to the Assumed Contracts.
          With the exception of a limited class of parties for whom the deadline was extended, the deadline for objections (the “Objections”) to the Cure Amount by parties to the Assumed Contracts was May 7, 2007 (the “Objection Deadline”). The following parties filed timely Objections to the Cure Amounts: United HealthCare Insurance Company; United HealthCare Insurance Company of Ohio and CSX Transportation, Inc. (the “Objecting Parties”). The following parties executed stipulations or entered into other agreements with the Debtors for an extension of the Objection Deadline: Union Pacific Railroad Company, General Electric Capital Corporation, and GE CapitalModular (the “Deadline Extension Parties”). The Objecting Parties and Deadline Extension Parties shall have their respective Objections adjudicated by the Court.
          The Court will order the Debtors to pay any valid Cure Amount following notice and a hearing.
          The rights, remedies, defenses and reservations of each Debtor, Objecting Party and Deadline Extension Party are reserved, pursuant to the respective terms of their stipulations, where applicable, pending the (i) withdrawal of; (ii) settlement of; or (iii) ruling by the Bankruptcy Court on the applicable Objection. Also, with respect to Cure Amounts, Central States Southeast & Southwest Areas Pension Fund and Central States Southeast and Southwest Areas Health & Welfare Funds (collectively “Central States Funds”) shall have the rights announced by the court at the Confirmation Hearing, with respect to establishing the Central States Funds’ valid Cure Amounts, if any (the rights, remedies and defenses of each Debtor with respect thereto being expressly reserved).

          Except as to the Cure Amounts of the Objecting Parties and the Deadline Extension Parties, the Cure Amounts set forth in the Contract/Lease Schedule are deemed satisfied7, and each of the Cure Amounts for all parties other than the Objecting Parties and the Deadline Extension Parties shall be deemed the Cure Amount for the respective Assumed Contract except as otherwise specifically found by the Court.
          The Debtors have through this Order supplemented the Contract/Lease Schedule to include the contract between Allied Holdings and Mini Modal Corporation, which contract has no Cure Amount. The Debtors have provided notice of the assumption and Cure Amount to Mini Modal Corporation and have extended the Objection Deadline for Mini Modal Corporation through June 4, 2007.
Approval of Settlements and Compromises
          Pursuant to Bankruptcy Rule 9019 and any applicable non-bankruptcy law, and as consideration for the Distributions and other benefits provided under the Plan, all settlements and compromises of Claims, Causes of Action and objections to Claims that are embodied in the Plan constitute good faith compromises and settlements of any Claims, Causes of Actions and objections to Claims, which compromises and settlements are hereby approved as fair, equitable, reasonable and appropriate in light of the relevant facts and circumstances underlying such compromises and settlements.
          A number of stipulations resolving a variety of issues were filed at or about the time of the Confirmation Hearing or announced on the record during the during the Confirmation

[7]	The Debtors and AT&T Corporation entered into and filed a stipulation governing the treatment of the executory contract between them. The Cure Amount with regard to that contract is also deemed satisfied subject to the terms set forth in such stipulation which terms are hereby approved.

Hearing. These stipulations are approved. The stipulations and their terms include the following:8
          Teamsters Pension Trust Fund of Philadelphia & Vicinity and Central Pennsylvania Teamsters Pension Fund
          Certain Debtors (the “Debtor Parties”) are parties to certain agreements (the “Agreements”) which, among other things, require them to remit contributions to (i) the Teamsters Pension Trust Fund of Philadelphia & Vicinity and (ii) the Central Pennsylvania Teamsters Pension Fund (collectively, the “Funds”), which are multi-employer plans as that term is defined in 29 U.S.C. § 1301(a)(3). Any proofs of claim filed in these Chapter 11 Cases by the Funds for contingent liability for a complete or partial withdrawal under 29 U.S.C. §§ 1383 and 1385, including, without limitation, claim numbers 374, 375, 1683 through 1704, 2101 through 2122 (the “Contingent Withdrawal Liability Claims”) shall be deemed withdrawn on the Effective Date. Thus, and notwithstanding anything to the contrary contained in the Plan or in this order confirming the Plan, this is without impairment of the right of the Funds to assert against the Debtors, the Reorganized Debtors or any third party withdrawal liability claims first arising after Confirmation. Nothing herein impairs the Funds inclusion of pre- and post-confirmation contribution histories in calculating any withdrawal liability first arising hereafter or the right of any Debtor, Reorganized Debtor, or third party to contest any claims arising from such calculation.
          New England Teamsters and Trucking Industry Pension Fund
          Certain Debtors (the “Debtor Parties”) are parties to certain agreements (the “Agreements”) which, among other things, require them to remit contributions to the New England Teamsters and Trucking Industry Pension Fund (the “New England Pension Fund”).

[8]	Defined terms in the descriptions of these stipulations shall only pertain to the description of the particular stipulation in which such defined term falls.

which is a multi-employer plan as that term is defined in 29 U.S.C. § 1301(a)(3). Any proofs of claim filed in these Chapter 11 Cases by the New England Pension Fund for contingent liability for a complete or partial withdrawal under 29 U.S.C. §§ 1383 and 1385, including, without limitation, claim numbers 1755 through 1777, 2734 through 2739, and 2741 through 2757 (the “Contingent Withdrawal Liability Claims”) shall be deemed withdrawn on the Effective Date. Thus, and notwithstanding anything to the contrary contained in the Plan or in this order confirming the Plan, this order is without impairment of the right of New England Pension Fund to assert against the Debtors, the Reorganized Debtors, or any third party, withdrawal liability claims first arising after confirmation. Nothing herein impairs the New England Pension Fund’s inclusion of pre- and post-confirmation contribution histories in calculating any withdrawal liability first arising hereafter or the right of any Debtor, Reorganized Debtor, or third party to contest any claims arising from such calculations.
Substantive Consolidation
          The proposed substantive consolidation of the Debtors for purposes of classification, voting and treatment of Classes under the Plan is necessary to, among other things, effectuate equitable distributions and reduce the administrative burden of tabulating separate votes with respect to each of the Debtors. Thus, the substantive consolidation of the Debtors for these purposes under the Plan reflects the economic reality of their respective businesses and operations and is fair and equitable for all creditors.
Releases, Discharges and Exculpation
          The releases and discharges of Claims and Causes of Action described in Article XI of the Plan, including, but not limited to, the releases by the Debtors, the releases by Holders of Claims and Interests and the exculpation provisions, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for adequate consideration and are in the best interest of Holders of Claims, are fair, necessary, equitable, and reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release and exculpation provisions set forth in the Plan and this Order is: (i) within the jurisdiction of the Court under 28 U.S.C, §§ 1334(a), 1334(b) and 1334(d); (ii) an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (iii) an integral element of the transactions incorporated into the Plan; (iv) conferring material benefit on, and is in the best interests of, the Debtors, their Estates and their creditors; (v) important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors; and (vi) consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.
          The agreements of each of the Debtor Releasees, as described in Section 11.4 of the Plan and the agreements of other releasees described in the Plan, constitute good and valuable consideration for, and justify the releases granted under, Article XI of the Plan. Such compromises and settlements are made in exchange for adequate consideration and are in the best interest of Holders of Claims, are fair, necessary, equitable, and reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Accordingly, such provisions are approved, provided, however, that, as announced at the Confirmation Hearing, the last sentence of Section 11.4(B) of the Plan shall be replaced with the following:
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION, EXCEPT WITH RESPECT TO ANY OFFICER, DIRECTOR OR EMPLOYEE WHO SERVED IN SUCH CAPACITY AT ANY TIME FROM THE PETITION DATE THROUGH THE EFFECTIVE DATE, THE RELEASE OF THE DEBTORS’ OFFICERS, DIRECTORS AND EMPLOYEES SET FORTH ABOVE SHALL BE OF NO FORCE AND EFFECT IN FAVOR OF ANY OFFICER, DIRECTOR OR EMPLOYEE WHO ASSERTS ANY PRE-EFFECTIVE DATE CLAIM AGAINST THE DEBTORS OR REORGANIZED DEBTORS FOR INDEMNIFICATION, DAMAGES (INCLUDING, INTER ALIA, DAMAGES ARISING FROM OR RELATED TO REJECTION OF AN EMPLOYMENT

AGREEMENT) OR ANY OTHER CAUSES OF ACTION OTHER THAN FOR UNPAID COMPENSATION, WAGES OR BENEFITS THAT AROSE IN THE ORDINARY COURSE OF BUSINESS OR PURSUANT TO THE KERP APPROVED BY THE BANKRUPTCY COURT OR BY FINAL ORDER.
          Central States Southeast & Southwest Areas Pension Fund and Central States Southeast and Southwest Areas Health & Welfare Funds (collectively “Central States Funds”) objected to any release of entities other than the Debtors and the Reorganized Debtors (“Third Parties”), as provided in Article 11 of the Plan, from liability owing to the Central States Funds. This objection was resolved by excluding the Central States Funds from the release of any Third Parties under Sections 11.6 or 11.9 of the Plan.
          Virtus Capital L.P. and Hawk Opportunity Fund L.P. (collectively “V&H Objectors”) objected to the release of any Third Parties. This objection was resolved by excluding the V&H Objectors from the release of any Third Parties under Sections 11.6 or 11.9 of the Plan.
          Guy W. Rutland, III, Guy Rutland, IV, and Robert J. Rutland (collectively “the Rutlands”), who were in the class released under Sections 11.4 and 11.9, objected to being required thereby to release Third Parties. This objection was resolved by an agreement on the record that the Rutlands will not receive any release under the Plan and shall not grant a release to any Third Parties under Sections 11.6 or 11.9 of the Plan.
          The exculpation provision set forth in Section 11.9 of the Plan is appropriately limited to a qualified immunity for acts of negligence and does not relieve any party of liability for gross negligence or willful misconduct.
          In approving the exculpations, limitations of liability and injunctions provided for in Article XI of the Plan, this Court has also considered: (i) the likelihood of success of claims asserted by the Debtors or other claimants against the likelihood of success of the defenses or counterclaims possessed by the Debtors, other claimants or other potential defendants; (ii) the complexity, cost and delay of litigation that would result in the absence of these settlements, compromises, releases, waivers, discharges and injunctions; (iii) the acceptance of the Plan by an overwhelming majority of Holders of Claims; (iv) the consent, without objection, to the releases by those who voted in favor of the Plan; and (v) that the Plan, which gives effect to the other compromises, releases, waivers, discharges and injunctions set forth in the Plan, is the product of extensive arms’ length negotiations among the Debtors, Yucaipa, TNATINC, the Creditors’ Committee, the Original DIP Lenders and their agent, the DIP Lenders, the DIP Agents, the current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) and professionals of each of the foregoing, and other parties-in-interest. Each Ballot contained a clear provision expressly notifying holders of Claims entitled to vote on the Plan that a vote for the Plan constitutes a vote in favor of the releases set forth in the Plan.
          Each of the Plan Proponents significantly contributed to the Debtors’ reorganization and has enhanced the recoveries of Creditors of these Estates. Other parties receiving releases, such as officers, directors, employees of the Debtors, and the parties to the Original DIP Loan Facility, the DIP Loan Facility and the Pre-petition Notes Indenture, may have indemnification claims against the Debtors or the Reorganized Debtors if the underlying claims are not released and enjoined as described in the Plan.
Good Faith Negotiation, Implementation and Consummation
          The Plan Proponents and the Creditors’ Committee participated in negotiating in good faith and at arm’s length the Plan and each of the settlements and agreements embodied therein. Each of the Plan Proponents and the Creditors’ Committee participated in good faith in each of the actions taken to bring about, and in satisfying each of the conditions precedent to,

Confirmation and consummation. Yucaipa participated in good faith in negotiations with TNATINC to reach a consensual labor deal and avoid a potentially catastrophic strike by the IBT; the Debtors were apprised and approved of such negotiations; and once Yucaipa negotiated a term sheet reflecting certain wage concessions by the IBT, the Debtors’ boards of directors or governing body acted in good faith in adopting that labor deal as an essential component of the Plan. At all relevant times, the undisputed evidence demonstrated that the Debtors remained in control of and were aware of negotiations between Yucaipa and TNATINC and the IBT involving labor concessions for the Reorganized Debtors. Yucaipa, TNATINC and the IBT did not improperly exercise control over or improperly collude or conspire in connection with any property rights of the Debtors in connection with the foregoing negotiations. The Debtors had a “fiduciary out” to abandon the Plan, but in good faith determined to continue as a Plan Proponent through the Confirmation Hearing. None of the Plan Proponents or the IBT intended as part of the foregoing negotiations to artificially suppress the Debtors’ earnings or to achieve any other improper purpose; in fact, the foregoing negotiations were of critical importance in reaching a consensual resolution of labor disputes between the Debtors and the IBT, and therefore to the consummation of the Plan. Without the resolution of such labor disputes, if the Debtors had to reject the collective bargaining agreement between the Debtors and the IBT, the result very likely would have been the liquidation of the Debtors and the loss of approximately 5,000 jobs. The Plan Proponents and all parties-in-interest will be acting in good faith if they proceed to: (i) consummate the Plan and the agreements, settlements, transactions and transfers contemplated thereby and this Order and (ii) take the actions authorized and directed by this Order, notwithstanding an appeal of this Order, so long as no stay is issued. In so determining, the Court has examined, among other things, the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the record of the Chapter 11 Cases, the Plan, the Disclosure Statement,

and all other related affidavits, pleadings, exhibits, and statements (including without limitation the testimony of Thomas King, Derex Walker, James Doak and Hugh Sawyer) made before the Court regarding Plan Confirmation.
Satisfaction of Conditions to Confirmation
          Each of the conditions precedent to the entry of this Confirmation Order, as set forth in Section 10.1 of the Plan, has been satisfied or waived in accordance with the Plan. Specifically, this Court finds, based on the statements of the parties made before it and otherwise, the proposed Confirmation Order and supporting findings of facts/conclusions of law (i) are reasonably acceptable in form and substance to the Debtors; (ii) are reasonably acceptable in form and substance to Yucaipa; (iii) are reasonably acceptable in form and substance to the Creditors’ Committee; and (iv) expressly authorize and direct the Debtors and applicable third parties to perform the actions that are conditions to the effectiveness of the Plan.
Likelihood of Satisfaction of Conditions Precedent to Consummation
          Based upon statements of the parties made before this Court and the statements, representations and other information set forth in all other related pleadings, exhibits and other relevant documents, each of the conditions precedent to the Effective Date, as set forth in Section 10.2 of the Plan, is reasonably likely to be satisfied.
Yucaipa Contribution
          Based on the uncontroverted testimony and the proffer of evidence made at the Confirmation Hearing, and the record of the Chapter 11 Cases, Yucaipa has made a substantial contribution to the successful reorganization of the Debtors. Yucaipa significantly enhanced recoveries to creditors of these Estates through, among other things, the following actions: (i) negotiating and drafting the terms of the Plan; (ii) drafting the Disclosure Statement; (iii) negotiating and drafting the Settlement Agreement with the ad hoc equity committee (thus, minimizing the cost and expense of the confirmation process); (iv) negotiating the new labor deal with TNATINC which is the cornerstone of the Plan (and which will generate more than approximately $105 million in savings over the next three years); (v) negotiating and drafting the Reorganized Governing Documents and other documents and agreements necessary for consummation of the Plan; (vi) offering to provide Term Loan C Financing on favorable terms to the Debtors, which ultimately led to enhanced savings and covenant flexibility; (vii) playing a key role in obtaining and negotiating the DIP Financing Facility, Equipment Financing Facility, and Exit Financing Facilities; (viii) providing at least 40% of the Cash Out Contribution; (ix) agreeing to contribute rigs under the Equipment Financing Facility to the Debtors on below market terms; and (x) securing and paying for an executive search firm to help in the retention of a new chief executive officer for Reorganized Allied Holdings.
          For the foregoing reasons, Yucaipa provided consideration for the releases in the Plan and good cause and valid reasons exist to allow Yucaipa’s Claim for substantial contribution under section 503(b) of the Bankruptcy Code for its fees and expenses incurred in connection with these Chapter 11 Cases (the “Substantial Contribution Claim”) as set forth in Section 4.2(a)(iii)(5) of the Plan, provided, however, that Yucaipa will provide to the Creditors’ Committee and the Debtors invoices (redacted for privilege or work product) or where applicable, an estimate through the Effective Date documenting the amount of the Substantial Contribution Claim.
Objections
          All objections to the Plan that have not been withdrawn by the objecting party or compromised in a manner acceptable to the Plan Proponents and the objecting party are hereby overruled.

II.
ORDER
          Based on all of the foregoing, the record in the Chapter 11 Cases, including the Findings and Conclusions provided herein and incorporated herein by reference and the findings and conclusions made by the Court in connection with Confirmation of the Plan (hereby incorporated by reference pursuant to Bankruptcy Rule 7052), for good cause and adequate notice appearing therefore, it is hereby ORDERED as follows:
A. Confirmation of the Plan
     The Plan, substantially in the form as filed on April 6, 2007 [Docket No. 2802], and the Plan Supplement, in each case as modified from time to time and as further modified herein, are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code. Based on the evidence admitted at the Confirmation hearing, the Court finds and concludes that the Holders of Old Allied Holdings Common Stock are not entitled to any distribution of cash or property on account of such interest. The terms of the Plan, the Plan Supplement, the Court’s docket in these Chapter 11 Cases and all exhibits to this Confirmation Order are incorporated by reference into, and are an integral part of, this Confirmation Order. The terms of the Plan, the Plan Supplement, and all other relevant and necessary documents, shall be effective and binding upon all parties-in-interest upon the entry of the Confirmation Order. All objections to the Plan and all responses, statements or comments purporting to construe the Plan in an manner inconsistent with the Plan or purporting to reserve rights that are inconsistent with the Plan, to the extent not already withdrawn, waived or settled, are hereby overruled and declared not to effect a modification of the Plan. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on this Court’s approval and authorization of, or the validity, binding effect and enforceability of, such provision; and each provision of the Plan is authorized and approved and shall have the same validity, binding effect and enforceability as every other provision of the Plan, whether or not mentioned in this Order.
B. Plan Modifications
     All modifications to the Plan since the solicitation, including, without limitation, the modifications set forth in the Notice of Plan Modifications approved by this Court on April 23, 2007, the modifications disclosed in open Court at or prior to the Confirmation Hearing and the modifications contained herein, are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation.
C. Plan Classification Controlling
     The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the Distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Debtors’ Creditors in connection with voting on the Plan: (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (ii) do not represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for Distribution purposes; (iii) may not be relied upon by any creditor as representing the actual classification of such Claims under the Plan for distribution purposes; and (iv) shall not bind the Debtors or the Reorganized Debtors.
D. Executory Contracts and Unexpired Leases
     The executory contract and unexpired lease provisions of Article V of the Plan shall be, and hereby are, approved.
     Any contracts not included on the Contract/Lease Schedule are deemed rejected (the “Rejected Contracts”) by the Debtors immediately prior to the Effective Date, and the entry of this Confirmation Order by the Bankruptcy Court constitutes approval of each such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

     All proofs of Claim arising from the rejection of the Rejected Contracts (the “Rejection Claims”) must be filed with the Voting Agent within thirty (30) days after the earlier of: (a) the date of entry of an order of the Bankruptcy Court approving any such rejection and (b) the Confirmation Date. Any Claims arising from the rejection of the Rejected Contracts for which proofs of Claim are not timely filed within that time period will be forever barred from assertion against the Debtors or the Reorganized Debtors, or their respective Estates and property.
     The Debtors shall pay the Cure Amounts in Cash on (i) the Effective Date or as soon as practicable thereafter, (ii) such other terms as the parties to each such Assumed Contract may otherwise agree or (iii) as due in the ordinary course of business of the Debtors or Reorganized Debtors, as applicable. Payment of the Cure Amounts shall satisfy, in full, the Debtors’ obligations pursuant to section 365(b)(l) of the Bankruptcy Code.
     The Assumed Contracts are hereby deemed assumed by the Debtors as of immediately prior to the Effective Date. The entry of this Order constitutes approval of all such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Confirmation and consummation of the Plan (including, without limitation, the issuance of the New Common Stock) shall not constitute a “change in control” or any other default under any Assumed Contract.
     As of the Effective Date, all Assumed Contracts shall be assigned and transferred to, and remain in full force and effect for the benefit of, the applicable Reorganized Debtors, notwithstanding any provision in any such Assumed Contract (including those described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease. The applicable Reorganized Debtors’ remaining obligations arising from each such Assumed Contract shall therefore be limited solely to, from the Effective Date and thereafter, any future performance thereunder and obligations arising therefrom.

E. Exemption from Registration
     The issuance and distribution of all of the New Allied Holdings Common Stock as provided in the Plan (including, without limitation, the issuance of New Allied Holdings Common Stock upon the conversion of the amounts outstanding under the Equipment Financing Facility) will be duly authorized, validly issued and, as applicable, fully paid and nonassessable. The issuance of the New Allied Holdings Common Stock is in exchange for Claims against or Interests in the Debtors, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(l) of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute “securities” the offering of such items is exempt and the issuance and distribution of such items will be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. In addition, pursuant to and to the fullest extent permitted by section 1145 of the Bankruptcy Code, the resale of any securities issued under the Plan shall be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance distribution or sale of such securities; provided, however, that any resale of the securities issued under the Plan shall be subject to the restrictions contained in the Reorganized Governing Documents of Reorganized Allied Holdings.
F. Matters Relating to Implementation of the Plan; Immediate Effectiveness; General Authorizations
     Notwithstanding Bankruptcy Rules 3020(e), 6004(g), 7062, 8001, 8002 or otherwise, immediately upon the entry of this Confirmation Order, the terms of the Plan, the Plan Supplement and this Order shall be, and hereby are, immediately effective and enforceable and deemed binding upon any Person named or referred to in the Plan and the respective heir, executor, trustee, administrator, successor or assign of such Person.

     The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. In addition to the authority to execute and deliver, adopt or amend, as the case may be, the contracts, leases, instruments, releases and other agreements specifically granted in this Confirmation Order, the Debtors and Reorganized Debtors are authorized and empowered, without action of their respective stockholders, boards of directors, members, managers, general partners or other governing body, to take any and all such actions as any of their executive officers, managers or general partners may determine are necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. Without limiting any of the foregoing, no action of the stockholders, boards of directors, members, managers, general partners or other governing body of the Debtors or Reorganized Debtors shall be required (a) to enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, leases, instruments, releases and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended in connection with the Plan and, following the Effective Date, each of such contracts, leases, instruments, releases and other agreements shall be a legal, valid and binding obligation of the applicable Reorganized Debtor and enforceable against such Reorganized Debtor in accordance with its terms; (b) to make any Distributions provided under the Plan, including, without limitation, issuing the New Allied Holdings Common Stock for Distribution in accordance with the terms of the Plan; (c) to consummate the reincorporation of Allied Holdings as a Delaware corporation via merger or otherwise (including any filings, documents or other agreements reasonably necessary to effectuate the reincorporation merger); (d) to change the name of any Reorganized Debtor or its state of incorporation or organization; (e) to convert the amounts outstanding under the Equipment Financing Facility into New Allied Holdings Common Stock; (f) to enter into the Stockholders’ Agreement and the Registration Rights Agreement in substantially the form attached as exhibits to the Plan Supplement; (g) to enter into the Management Services Agreement in substantially the form attached as an exhibit to the Plan Supplement; (h) to enter into and affirm the Exit Financing Documents (as defined in the Final DIP Order) and the Second Lien Exit Financing Documents (as defined in the Second Lien Financing Order); or (i) authorize the Reorganized Debtors to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Plan, the Plan Supplement exhibits or this Confirmation Order.
     On the Effective Date, all matters provided for under the Plan that would otherwise require the approval of the stockholders, directors, members, managers, general partners or other governing body of the Debtors or any Reorganized Debtor shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law, limited liability law, partnership law or other applicable law of the states in which the Debtors and the Reorganized Debtors are incorporated or organized (giving effect to the reincorporation of Allied Holdings in Delaware) without any further action by the stockholders, directors, members, managers, general partners or other governing body of the Debtors or the Reorganized Debtors.
G. Continued Corporate Existence
          On or after the Effective Date, Allied Holdings will be reorganized and reincorporated as a Delaware corporation, and shall operate under its Reorganized Governing Documents and Reorganized By-Laws in substantially the form filed as exhibits to the Plan Supplement. Except as otherwise provided in the Plan, on or after the Effective Date, each of the

Reorganized Debtors (other than Reorganized Allied Holdings, which will exist as a new Delaware corporation as described in the previous sentence) shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated or organized and pursuant to its certificate of incorporation and bylaws, operating agreement, partnership agreement or other applicable organizational documents in effect prior to the Effective Date, except to the extent such organizational documents are amended under the Plan. Except as otherwise explicitly provided in the Plan or in this Confirmation Order, including, on the Effective Date, all property of each Debtor or Reorganized Debtor (as the case may be) that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Debtor or Reorganized Debtor, or successor thereto, on the Effective Date. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims and Interests without supervision of the Court, free of any restriction of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order. The Reorganized Governing Documents and Reorganized By-Laws are hereby approved in their entirety.
H. Cancellation of Claims and Equity Interests
     Except with respect to Reinstated Claims and Intercompany Claims, which may be capitalized, satisfied or preserved in the discretion of the Debtors and Reorganized Debtors, and except for purposes of evidencing a right to Distributions under the Plan or otherwise provided hereunder, on the Effective Date, all agreements and other documents evidencing the Claims or rights of any Holder of a Claim against the Debtors, including all notes, guarantees, mortgages and all Interests and any options or warrants to purchase Interests, obligating the Debtors to issue, transfer or sell Interests or any other capital stock of the Debtors, shall be canceled. On the Effective Date, all Old Allied Holdings Common Stock will be cancelled. On the Effective

Date, all Old Other Debtors Common Stock shall remain effective and outstanding and be owned and held by Reorganized Allied Holdings or the applicable Reorganized Debtor that held the Old Other Debtors Common Stock as of the Petition Date. Old Allied Holdings Stock Rights will be cancelled unless, after consultation with the Debtors and the Creditors’ Committee, Yucaipa determines for business, tax or operational reasons that any such stock rights should remain outstanding.
I. Issuance of New Common Stock and Execution of Related Documents
     On or immediately after the Effective Date, in accordance with the Plan, the Reorganized Debtors shall issue, deliver or execute, as the case may be, all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including, without limitation, the New Common Stock, each of which shall be distributed as provided in the Plan.
J. Reorganized Corporate Governance Documents
     On the Effective Date, each Reorganized Debtor shall, if applicable, adopt the Reorganized Governing Documents and Reorganized By-Laws for such Reorganized Debtor. Reorganized Allied Holdings shall (in addition to the adoption of its Reorganized Governing Documents and Reorganized By-Laws) adopt the Stockholders’ Agreement, the Registration Rights Agreement and the Management Services Agreement in substantially the forms attached as exhibits to the Plan Supplement. The Reorganized Governing Documents will, among other things, prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Reorganized Governing Documents and Reorganized By-Laws of Reorganized Allied Holdings, and the Stockholders’ Agreement, Registration Rights Agreement and Management Services Agreement, are hereby approved in their entirety

K. Board of Directors and Management
     Pursuant to Section 7.2 of the Plan and consistent with the terms of the Stockholders’ Agreement, the Plan Proponents filed with the Bankruptcy Court the names of individuals who have been proposed as members of the Initial Board of Reorganized Allied Holdings. Subject to provisions of the Stockholders’ Agreement relating to the composition of the board of directors, the terms, nomination, election and reelection of members of the Initial Board of Reorganized Allied Holdings shall be governed by the Reorganized Governing Documents and Reorganized By-Laws of Reorganized Allied Holdings. The current board of directors for each of the Debtors shall dissolve as of the Effective Date and such directors shall cease to have further obligations as directors of any of the Debtors, except if they are designated by the Reorganized Debtors to be a director on and after the Effective Date and accept such appointment. The Initial Board of each of Reorganized Allied Holdings and the other Reorganized Debtors shall be authorized to take action as of the Effective Date without further action or order of the Court. The Debtors (through their general counsel, Chief Financial Officer or other designated officer) are authorized and directed to execute an employment agreement with the new CEO of Reorganized Allied Holdings, which agreement shall be on terms acceptable to Yucaipa and shall be effective immediately and continue in effect following the Effective Date pursuant to such agreement’s terms and conditions.
L. Effectuating Documents and Further Transactions
     Each of the Debtors or Reorganized Debtors, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

M. Exit Financing Facility
     1. Exit Financing Facility Generally; First Lien Financing 9
     The Exit Financing Facility is hereby approved. Upon the Exit Facilities Conversion Date: (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver an Affirmation Agreement in form and substance satisfactory to the Agent, pursuant to which the Reorganized Debtors will assume all of the DIP Obligations, and all other related agreements, documents, or instruments to be executed or delivered in connection therewith and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities; (ii) the Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors parties thereto, enforceable in accordance with their respective terms; (iii) the liens and security interests granted under the Interim Order and Final DIP Order shall not be altered, amended, or discharged by this Confirmation Order and shall be, and shall remain, legal, valid, and binding liens on, and security interests in, all property and assets of the Reorganized Debtors having the priority granted to them in the Interim Order and Final DIP Order; and (iv) no obligation, payment, transfer, or grant of security under the Exit Facility Documents, the Interim Order, or the Final DIP Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff, or counterclaim. The Debtors and the Reorganized Debtors, as applicable, and the other Persons or entities granting any liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental

[9]	Capitalized terms used in this Paragraph M(l) and not otherwise defined herein or in the Plan, as modified or supplemented pursuant to Section LL of this Confirmation Order, shall have the meanings ascribed to them in that certain Final Order Under 11 U.S.C. §§ 105(a), 362, 363, and 364 and Bankruptcy Rules 2002, 4001, 6004, and 9014 (I) Authorizing Debtors to (A) Obtain New Secured Post-Petition Financing to Refinance Existing Post-Petition Financing; (B) Convert New Post-Petition Financing Into Exit Financing; and (C) Pay Related Fees and Expenses, and (II) Granting Related Relief (the “Final DIP Order”) [Docket No. 2842].

approvals and consents, necessary to establish and perfect such liens and security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties. Notwithstanding the foregoing, in the event the Exit Facilities Conversion Date occurs and only in such event, the relationship among the Borrowers, the Guarantors, the Agents, the Lenders, and the Secured Parties thereunder shall no longer be governed by the Final DIP Order or the Interim Order, but rather, shall be governed solely by the terms of the Exit Facility Documents and applicable nonbankruptcy law.
     2. Second Lien Exit Facility10
     Upon the Second Lien Exit Facility Conversion Date: (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver an Affirmation Agreement in form and substance satisfactory to the Second Lien Agent, pursuant to which the Reorganized Debtors will assume all of the Second Lien Obligations, and all other related agreements, documents, or instruments to be executed or delivered in connection therewith and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities; (ii) the Second Lien Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors parties thereto, enforceable in accordance with their respective terms; (iii) the liens and security interests granted under the Second Lien Financing Order shall not be altered, amended, or discharged by this Confirmation

[10]	Capitalized terms used in this Paragraph M(2) and not otherwise defined herein or in the Plan, as modified or supplemented pursuant to Section LL of this Confirmation Order, shall have the meanings ascribed to them in that certain Interim Order (I) Authorizing Debtors to (A) Restructure Post-Petition Financing Into First and Second Lien Facilities and (B) to Grant Liens and Super-Priority Claims, and (II) Granting Related Relief (the “Second Lien Financing Order”) [Docket No. 3058].

Order and shall be, and shall remain, legal, valid, and binding liens on, and security interests in, all property and assets of the Reorganized Debtors having the priority granted to them herein; and (iv) no obligation, payment, transfer, or grant of security under the Second Lien Exit Facility Documents, or the Second Lien Financing Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff, or counterclaim. The Debtors and the Reorganized Debtors, as applicable, and the other persons or entities granting any liens and security interests to secure the obligations under the Second Lien Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.
N. Release of Liens
     On the Effective Date, all mortgages, deeds of trust, liens or other security interests against the property of any of the Debtors’ estates are fully released and discharged (except to the extent Reinstated under the Plan or granted under the Interim Order, Final DIP Order or Second Lien Financing Order), and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.
O. Provisions Governing Distributions
     The Distribution provisions of Article VIII of the Plan shall be, and hereby are, approved in their entirety. The Reorganized Debtors or their designees shall make all Distributions required under the Plan.

P. Consolidation for Voting and Distribution Purposes.
     On and after the Effective Date, each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Debtors shall be deemed filed against the consolidated Debtors and shall be deemed a single consolidated Claim against and an obligation of all of the consolidated Debtors. Such limited consolidation shall not affect (other than for Plan voting and Distribution purposes): (i) the legal and corporate or other organizational structures of the Reorganized Debtors; or (ii) pre- or post-Petition Date liens, guarantees or security interests that are required to be maintained (x) in connection with contracts that were entered into during the Chapter 11 Cases or that have been or will be assumed pursuant to § 365 of the Bankruptcy Code, (y) in connection with the terms of the Exit Financing Facility or the New Common Stock, or (z) pursuant to the terms and conditions contained in the Plan. From and after the Effective Date, each of the Reorganized Debtors will be deemed a separate and distinct entity, properly capitalized, vested with all of the assets of such debtor as they existed prior to the Effective Date and having the liabilities and obligations provided for under the Plan.
Q. Preservation of Causes of Action
     Except in any contract, instrument, release or other agreement entered into in connection with the Plan or as otherwise specifically provided in the Plan or in a stipulation approved by the Court, pursuant to section 1123(b) of the Bankruptcy Code, each Reorganized Debtor shall retain all claims, rights of action, suits or proceedings arising out of any causes of action, whether known or unknown, contingent or non-contingent, liquidated or unliquidated, in law or in equity, that any Debtor or the Debtors’ Estates may hold against any Person, including, without limitation, any Retained Action.

R. Procedures for Resolution of Disputed Claims and Disputed Interests
     The claim resolution procedures of Article IX of the Plan shall be, and hereby are, approved in their entirety.
S. Release, Injunctive, Exculpation and Related Provisions
     Sections 11.4, 11.5, 11.6, 11.7, 11.9 and 11.10 of the Plan shall be, and hereby are approved in their entirety as set forth therein, except as modified by the express terms of this Order.
T. Existing Injunction and Stays Remain in Effect until Effective Date
     The stay imposed by section 362 of the Bankruptcy Code shall remain in full force and effect until the Effective Date. All injunctions or stays imposed during the Chapter 11 Cases or contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms. Nothing herein shall bar the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order.
U. Failure to Consummate the Plan
     If the Effective Date does not occur within six months following entry of the Confirmation Order, then the provisions of Section 10.5 of the Plan shall govern.
V. Retention of Jurisdiction
     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and sections 157 and 1334 of title 28 of the United States Code, notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction, exclusive or otherwise, over all matters arising out of or related to the Chapter 11 Cases and the Plan after the Effective Date, as legally permissible, on the terms set forth in Article XII of the Plan.

W. Dissolution of Committee
     The terms of Section 13.12 of the Plan shall govern the Creditors’ Committee’s dissolution and all other related matters.
X. Payment of Statutory Fees
     All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on the Effective Date or as soon as practicable thereafter.
Y. Section 1146 Exemption
     Section 1146 of the Bankruptcy Code shall apply to the transactions contemplated under the Plan. The making, delivery, filing, or recording at any time of any deed, mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, memorandum of lease, lease, assignment, leasehold assignment, security agreement, financing statement, or other instrument of absolute or collateral transfer required by, or deed necessary or desirable by the parties to, the Exit Financing Facility shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, sales or use tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.

Z. References to Plan Provisions
     The Plan, along with the Plan Supplement, in each case as modified, is confirmed in its entirety and each of the Plan and the Plan Supplement, in each case as modified, are hereby incorporated into this Order by reference. The failure specifically to include or to refer to any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of any such provision, it being the intent of the Court that the Plan be confirmed in its entirety as modified herein. The provisions of the Plan, the Plan Supplement and this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each. Notwithstanding the foregoing, in the event of an inconsistency between the Plan and the Plan Supplement, as modified, that cannot be reconciled, then, solely to the extent of such inconsistency, the Plan Supplement will control; provided, however, that in the event of any inconsistencies between the Plan, the Plan Supplement and this Confirmation Order, this Confirmation Order shall control and the provisions of the Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.
AA. Post-Confirmation Notices
     In accordance with Bankruptcy Rules 2002 and 3020(c), within five (5) business days of the date of the Effective Date, the Debtors (or their agents) shall give notice of the entry of this Order and the Effective Date, in substantially the form of the Notice of (A) Entry of Confirmation Order, (B) Effective Date and (C) Administrative Expense Claims Bar Date attached hereto as Exhibit A (the “Notice of Confirmation and the Effective Date”) by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Person to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired” or similar reason, unless the Debtors have been informed in writing by such Person, or are otherwise aware, of that Person’s new address. To supplement the notice described in the preceding sentence, within fifteen (15) business days of the Effective Date the Debtors shall publish Notice of Confirmation and the Effective Date in the Wall Street Journal (national edition), Atlanta Journal-Constitution, and Daily Report.
     Mailing and publication of the Notice of Confirmation and the Effective Date in the time and manner set forth in the preceding paragraph are good and sufficient under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.
     Except as provided in the Plan and this Order, notice of all subsequent pleadings and motions in these Chapter 11 Cases shall be limited to counsel for the Reorganized Debtors, counsel for the Creditors’ Committee (until it is dissolved, Yucaipa, TNATINC, the DIP Lenders and the non-debtor party, if any, specifically impacted by the relief sought by such pleadings or motions, unless otherwise specified in an order by this Court; provided however that all final fee applications described in the following section of the Order shall be provided to counsel for the Creditors’ Committee.
BB. Final Fee Applications and Fee Application Bar Date
     All Professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 322, 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date (including, inter alia, any compensation requested by any Professional or any other Person other than Yucaipa for making a substantial contribution in the Chapter 11 Cases) shall file and serve on the Reorganized Debtors, Yucaipa, the Creditors’ Committee, and any other party entitled to receive a copy of such application pursuant to rule or order of the Bankruptcy Court, an application for final allowance of compensation and reimbursement of expenses on or before sixty (60) days after the Effective Date.
     Each application shall comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the local rules for the United States Bankruptcy Court for the Northern District of Georgia, and shall set forth, among other things, in reasonable detail: (i) the name and address of the applicant; (ii) the nature of the Professional fees and expenses for which reimbursement is requested for all periods from the date the particular applicant was retained through the Confirmation Date; (iii) the amount of the Professional fees and expenses requested; (iv) the amounts of Professional fees and expenses previously allowed by the Court, if any; and (v) the amount or amounts of payments made to date, if any, by the Debtors to reduce such allowed amount.
     To the extent required by section 1129(a)(4) of the Bankruptcy Code, the Court shall continue to have jurisdiction over, and applications shall be filed for, compensation and reimbursement by a Professional for services rendered, costs or expenses incurred on or after the Confirmation Date in or in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases.
CC. Substantial Contribution Claim
     Yucaipa is hereby allowed a Claim for substantial contribution under section 503(b) of the Bankruptcy Code as set forth in Section 4.2(a)(iii)(5) of the Plan, without the need for any further application, hearing or approval of this Court or notice to any Person, subject to the right of the Creditors’ Committee and the Debtors to obtain copies of supporting invoices as described in this Order. The Creditors Committee shall have the right to review the invoices and expenses of Yucaipa to confirm (a) the accuracy of the calculation of Yucaipa’s substantial contribution claim and (b) that such invoices and expenses were associated with or related to these Chapter 11 cases.
DD. Non-Material Changes
     Section 13.1 of the Plan shall govern post-Confirmation Plan modifications.
EE. Authorization to Consummate
     The Debtors are authorized to consummate the Plan at any time after the entry of this Order subject to satisfaction or waiver of the conditions precedent to the Effective Date set forth in Section 10.2 of the Plan. Pursuant to section 1142(b) of the Bankruptcy Code, the Debtors and the Reorganized Debtors and all other necessary parties are authorized and directed to: (i) execute and deliver any instrument, agreement or document; (ii) perform any act that is necessary, desirable or required to effectuate or comply with the terms of and conditions of the Plan and consummation of the Plan and the transactions contemplated therein; and (iii) without limitation, take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments and other agreements or documents created in connection with the Plan. In addition, the Debtors are authorized to enter into and consummate the transactions necessary to draw on the Exit Financing Facility and to convert the amounts outstanding under the Equipment Financing Facility into New Allied Holdings Common Stock.
FF. Nonbankruptcy Law
     Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order and the Plan, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.
GG. Governing Law
     Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws.
HH. Severabilitv
     Each term and provision of the Plan, as it may have been altered or interpreted by this Bankruptcy Court, is valid and enforceable pursuant to its terms.
II. Incorporation by Reference
     Findings of fact and conclusions of law made on and as part of the record of the Confirmation Hearing are fully incorporated herein by reference as is fully set forth herein at length.
JJ. Modified Stay of this Order
     Bankruptcy Rule 3020(e) is not applicable to this Order. Exception of this Order from the ten (10) day stay imposed under Bankruptcy Rule 3020(e) is warranted because the prompt consummation of the Plan is in the best interest of the Debtors, the Estates, creditors and other parties-in-interest. Furthermore, the provisions of Federal Rule of Civil Procedure 62(a) and Bankruptcy Rule 7062 shall not apply to this Order.
KK. Substantial Consummation
     The Plan shall be deemed to be substantially consummated on the first date distributions are made in accordance with the terms of this Plan to holders of any Allowed Claims.
LL. Miscellaneous
     The Plan is hereby modified as follows:
•	The definition of “Cash Out Contribution” will be deleted in its entirety and replaced with the following:

“Cash Out Contribution” means a contribution of up to $10 million of cash that Yucaipa is committed to make to effectuate the Cash Option; provided, however, pursuant to Section 3.7(3) of the Plan, (a) up to $2 million of such $10 million may be contributed by the Participating Equity Holders, (b) up to $4 million of such $10 million may be contributed ratably by Other Class 4A Holders, (c) Yucaipa may designate (in Yucaipa’s sole discretion) other entities or Persons to contribute some or all of the Cash Out Contribution not funded by the Participating Equity Holders, Other Class 4A Holders or Participating Other Class 4A Holders, and (d) in the event that the total amount of the Cash Out Contribution required to fund the Cash Option is less than $10 million, then amounts contributed by each of the Participating Equity Holders, Other Class 4A Holders and Yucaipa’s designees, shall be in the ratio of up to 20%, up to 40%, and at least 40%, respectively, of the total required Cash Out Contribution. The amount of the Cash Out Contribution that may be made by each Other Class 4A Holder is equal to the product of the lesser of (i) the total amount of the Cash Out Contribution all Class 4A Holders are willing to make or (ii) $4,000,000 (or 40% of the total required Cash Out Contribution if such amount is less than $4 million) multiplied by a fraction, the numerator of which is the amount of such Other Class 4A Holder’s Qualified Claims, and the denominator of which is the aggregate amount of the Qualified Claims that are held by all Other Class 4A Holders. In the event that the full amount of the Cash Out Contribution available to Other Class 4A Holders is not fully subscribed by the Other Class 4A Holders, each Participating Other Class 4A Holder may contribute additional amounts of the unsubscribed balance (the “Oversubscription”) in an amount equal to the product of such unsubscribed balance multiplied by a fraction, the numerator of which is the amount of such Participating Other Class 4A Holder’s Qualified Claims, and the denominator of which is the aggregate amount of the Qualified Claims that are held by all Participating Other Class 4A Holders participating in the subscription of the unsubscribed balance.
•	The definition of “DIP Loan Facility” will be deleted in its entirety and replaced with the following:
“DIP Loan Facility” means, collectively, that certain (a) first lien debtor-in-possession financing facility and (b) second lien debtor-in-possession financing facility, in each case, entered into pursuant to the DIP Credit Documents.
•	The definition of “DIP Credit Documents” will be deleted in its entirety and replaced with the following:
“DIP Credit Documents” means, collectively, (a) that certain Amended and Restated First Lien Secured Super-Priority Debtor In Possession and Exit Credit and Guaranty Agreement, dated on or about May 15, 2007, as amended from time to time, and all documents executed in connection therewith by and among Allied Holdings, Inc. and Allied Systems, LTD (L.P.), as borrowers, certain subsidiaries of Allied Holdings, Inc. and Allied Systems, LTD (L.P.),

as guarantors, Goldman Sachs Credit Partners L.P., acting as lead arranger and syndication agent and The CIT Group/Business Credit, Inc., acting as administrative agent and collateral agent, for themselves and a syndicate of financial institutions and (b) that certain Second Lien Secured Super-Priority Debtor In Possession and Exit Credit and Guaranty Agreement, dated on or about May 15, 2007, as amended from time to time, and all documents executed in connection therewith by and among Allied Holdings, Inc. and Allied Systems, LTD (L.P.), as borrowers, certain subsidiaries of Allied Holdings, Inc. and Allied Systems, LTD (L.P.), as guarantors, Goldman Sachs Credit Partners L.P., acting as lead arranger, syndication agent, administrative agent, and collateral agent, for itself and a syndicate of financial institutions.
•	The definition of “DIP Liens” will be deleted in its entirety and replaced with the following:
“DIP Liens” means the Liens of the DIP Lenders on the Assets as previously granted pursuant to the Final DIP Order and Second Lien Financing Order, subject to the limitations set forth therein.
•	The definition of “Exit Financing Facility” will be deleted in its entirety and replaced with the following:
“Exit Financing Facility” means, collectively, the first lien financing facility and the second lien financing facility, each of which will be created from the conversion of the DIP Loan Facility on the terms and conditions set forth in the DIP Credit Documents and other applicable documents to (a) fund the Debtors’ Cash payment obligations under the Plan and (b) provide the Reorganized Debtors’ anticipated working capital needs on and after the Effective Date.
•	The definition of “Registration Rights Agreement” will be deleted in its entirety and replaced with the following:
“Registration Rights Agreement” means that certain Registration Rights Agreement (in substantially the form filed as an exhibit to the Plan Supplement) to be entered into by and among Reorganized Allied Holdings, Yucaipa and certain holders of New Allied Holdings Common Stock who the Plan Proponents reasonably determine will each receive and beneficially own 5% or more of the New Allied Holdings Common Stock issued pursuant to the Plan.
•	The definition of “Stockholders’ Agreement” will be deleted in its entirety and replaced with the following:
“Stockholders’ Agreement” means the Stockholders’ Agreement (in substantially the form filed as an exhibit to the Plan Supplement) to be entered into by and among Reorganized Allied Holdings, Yucaipa and certain holders of New Allied Holdings Common Stock who the Plan Proponents reasonably determine will each receive and beneficially own more than 5% of the New Allied Holdings Common Stock issued pursuant to the Plan.
     • The following definitions will be added in the appropriate alphabetical order:
          “DIP Agents” shall mean each of the administrative agents, the syndication agents and collateral agents under the DIP Credit Documents.
          “Other Class 4A Holder” shall mean each Holder of Allowed Class 4A Claims, including the beneficial owners of Allowed Class 4A Claims arising from ownership of the Prepetition Notes, as covered by the proof of Claim filed by the Indenture Trustee, irrespective of whether any such beneficial owner of an Allowed Class 4A Claim has filed an individual proof of Claim in respect of its ownership of the Prepetition Notes, other than Yucaipa or its affiliated entities, that is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, provided that each such Allowed Class 4A Claim is in a fixed and liquidated amount that satisfies each of the following requirements: (i) such Claim is the subject of a timely filed proof of Claim in these Chapter 11 Cases or is listed on the Schedules of Assets and Liabilities of one or more of the Debtors as filed in these Chapter 11 Cases, (ii) such Claim does not purport to be secured or entitled to any administrative or priority treatment and is not scheduled in the Schedules as a secured or priority Claim and (iii) such Claim has not been objected to, is otherwise not disputed and is not scheduled in the Schedules as contingent, unliquidated or disputed.
          “Participating Equity Holders” shall mean, collectively, Sopris Capital Advisors, LLC, Aspen Advisors LLC and Armory Advisors LLC.
          “Participating Other Class 4A Holder” shall mean an Other Class 4A Holder who (i) timely completes and submits a duly executed Participation Election indicating an intent to participate in the Cash Out Contribution, (ii) is determined by the Debtors to be an Other Class 4A Holder holding a Qualified Claim, and (iii) timely tenders to the Participation Agent the full amount due and payable in respect of its proportionate share of the Cash Out Contribution.
          “Qualified Claims” shall mean a Claim in a fixed and liquidated amount that satisfies each of the following requirements: (i) such Claim is the subject of a timely filed proof of Claim in these Chapter 11 Cases or is listed on the Schedules of Assets and Liabilities of one or more of the Debtors as filed in these Chapter 11 Cases, (ii) such Claim does not purport to be secured or entitled to any administrative or priority treatment and is not scheduled in the Schedules as a secured or priority Claim and (iii) such Claim has not been objected to, is otherwise not disputed and is not scheduled in the Schedules as contingent, unliquidated or disputed.
          “Ratable Participation” shall mean the total share of an Other Class 4A Holder’s participation in the Cash Out Contribution.
          “Second Lien Financing Order” shall have the meaning ascribed to it in the Confirmation Order.

     • Section 3.7(3) of the Plan will be deleted in its entirety and replaced with the following:
“Treatment: Each Holder of an Allowed Class 4D Claim will receive a Cash distribution equal to the lesser of the following: (a) if the aggregate amount of Allowed Class 4D Claims is equal to or less than $40 million, 25% of such Holder’s Allowed Class 4D Claim; and (b) if the aggregate amount of Allowed Class 4D Claims is greater than $40 million, a Pro Rata share of $10 million. In exchange for making the Cash Out Contribution, Yucaipa (and its designees, if any) shall receive the New Allied Holdings Common Stock that each Holder of an Allowed Class 4D Claim would have received if its Allowed Claim were classified in Class 4A, 4B, or 4C (without giving effect to any Voluntary Reduction). On the Effective Date of the Plan, the Participating Equity Holders have the right, but not the obligation, to pay an amount equal to up to twenty (20) percent of the Cash Out Contribution. The Other Class 4A Holders have the right, but not the obligation, to pay an amount equal to up to forty (40) percent of the Cash Out Contribution. Reorganized Allied Holdings will in turn distribute such cash (and rest of the cash for the Cash Out Contribution provided by Yucaipa and its designees, if any, the Other Class 4A Holders, if any, and the Participating Equity Holders, if any) to holders of Allowed Class 4D Claims as soon as practicable after the Effective Date. In exchange, as soon as practicable following the Effective Date, (a) the Participating Equity Holders will receive a Pro Rata share of the New Allied Holdings Common Stock to which Yucaipa would otherwise be entitled under this Section of the Plan based upon the percentage (up to a maximum of twenty (20) percent) of the aggregate Cash Out Contribution paid by the Participating Equity Holders and (b) to the extent each Other Class 4A Holder has submitted a properly completed and duly executed “election participation” and has tendered full payment due in respect thereof, such Other Class 4A Holder will receive a Pro Rata share of New Allied Holdings Common Stock to which Yucaipa would otherwise be entitled under this Section of the Plan based upon the percentage (up to a maximum of forty (40) percent) of the aggregate Cash Out Contribution paid by the Participating Other Class 4A Holders. In the event that the full amount of the Cash Out Contribution available to Other Class 4A Holders is not fully subscribed by the Other Class 4A Holders, each Participating Other Class 4A Holder may contribute additional amounts of the unsubscribed balance (the “Oversubscription”) in an amount equal to the product of such unsubscribed balance multiplied by a fraction, the numerator of which is the amount of such Participating Other Class 4A Holder’s Qualified Claims, and the denominator of which is the aggregate amount of the Qualified Claims that are held by all Participating Other Class 4A Holders participating in the subscription of the unsubscribed balance.”
     • Section 3.11 (2) of the Plan will be deleted in its entirety and replaced with the following:
“Treatment: The Old Other Debtors Common Stock shall remain effective and outstanding and be owned and held by Reorganized Allied Holdings.”

     • Section 4.2(d) of the Plan will be amended by adding the following sentence at the end of Section 4.2(d):
“As shares of New Common Stock are distributed pursuant to Section 9.5 of this Plan, additional shares of New Common Stock shall be issued to Yucaipa Transport (or its assignees or designees) if necessary to give effect at all times to calculations set forth in the preceding sentence and to maintain the percentage of New Allied Holdings Common Stock allocable to Yucaipa Transport (or its assignees or designees) under the conversion right described herein.”
     • Section 7.4 of the Plan will be deleted in its entirety and replaced with the following:
“Stockholders’ Agreement. Upon the Effective Date, Reorganized Allied Holdings, Yucaipa and certain other stockholders of Reorganized Allied Holdings who shall be the beneficial owners of more than 5% of the issued and outstanding New Allied Holdings Common Stock and are signatories thereto will be bound by the terms of the Stockholders’ Agreement. The Stockholders’ Agreement provides for, among other things, (i) nomination rights regarding the board of directors of Reorganized Allied Holdings consistent (for two years) with the board composition described in Section 7.2 of this Plan, (ii) approval rights regarding certain significant transactions involving Reorganized Allied Holdings, (iii) subscription rights in favor of certain qualified stockholders party to the Stockholders’ Agreement in connection with certain issuances of securities, (iv) certain additional restrictions on transfer of New Allied Holdings Common Stock and (v) other terms, conditions and restrictions of the type included in stockholders’ agreements. The form of Stockholders’ Agreement is set forth in the Plan Supplement. The entering into and effectuation of the Stockholders’ Agreement on the Effective Date is authorized by the Plan without the need for any further action by holders of New Allied Holdings Common Stock, and shall be effective on the date thereof. The foregoing may be modified by Yucaipa at any time after consultation with the Debtors and the Creditors’ Committee. Certain of the terms described above may instead or also be included in the Reorganized Governing Documents or Reorganized By-Laws.”
     • Section 7.5 of the Plan will be deleted in its entirety and replaced with the following:
“Registration Rights Agreement. On the Effective Date, Reorganized Allied Holdings will be authorized to enter into a Registration Rights Agreement with Yucaipa and other stockholders who are the beneficial owners of more than 5% of the New Allied Holdings Common Stock. The Registration Rights Agreement is expected to provide (i) certain rights to require Reorganized Allied Holdings to register a public offering, (ii) certain rights to demand that Reorganized Allied Holdings file, prepare and cause to become effective registration statement and (iii) piggyback registration rights. The form of the Registration Rights Agreement is set forth in the Plan Supplement. The entering into and effectuation by Reorganized Allied Holdings of the Registration Rights Agreement on the

Effective Date, will be authorized by the Plan without the need for any further corporate action and without any further action by holders of Claims or equity interests, and shall be effective on the date thereof. The foregoing may be modified by Yucaipa at any time after consultation with the Debtors and the Creditors’ Committee.”
     • Section 7.12 of the Plan will be deleted in its entirety and replaced with the following:
“Old Allied Holdings Common Stock, Old Other Debtors Common Stock and Old Allied Holdings Stock Rights. On the Effective Date, all Old Allied Holdings Common Stock and Old Allied Holdings Stock Rights will be cancelled. The Old Other Debtors Common Stock shall remain effective and outstanding and be owned and held by Reorganized Allied Holdings.”
MM. Final Order
     This Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.
     IT IS SO ORDERED.
Dated: May 18, 2007

C. Ray Mullins
UNITED STATES BANKRUPTCY JUDGE

[signatures on following page]

Respectfully submitted,
/s/ Jeffrey W. Kelley
TROUTMAN SANDERS LLP
Ezra H. Cohen Jeffrey W. Kelley 600 Peachtree St., N.E., Suite 5200 Atlanta, Georgia 30308-2216 Telephone: (404) 885-3009 Facsimile: (404) 692-6799 Counsel for Debtors and Debtors in Possession

/s/ Robert A. Klyman
LATHAM & WATKINS LLP
Robert A. Klyman 633 West 5th Street, Suite 4000 Los Angeles, CA 90071 Telephone: (213) 485-1234 Facsimile: (213) 891-8763 Counsel for Yucaipa

/s/ Frederick Perillo
Previant, Goldberg, Uelmen, Gratz, Miller and
Brueggerman, S.C. Frederick Perillo Jill Hartley 1555 North River Center Drive, Suite 202 Milwaukee, Wisconsin 53212 Telephone: (414) 271-4500 Facsimile (414) 271-6308 Counsel for TNATINC

EXHIBIT A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In Re:	Chapter 11

ALLIED HOLDINGS, INC., et al.,	Case Nos. 05-12515 through 05-12526
and 05-12528 through 05-12537

Debtors.

Judge Mullins
NOTICE OF (A) ENTRY OF CONFIRMATION ORDER; (B) EFFECTIVE DATE; AND
(C) ADMINISTRATIVE EXPENSE CLAIMS BAR DATE
(A) NOTICE OF ENTRY OF CONFIRMATION ORDER
     PLEASE TAKE NOTICE that the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) on May ___, 2007 (the “Confirmation Date”), confirming the Second Amended Joint Plan Of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiating Committee (as amended and modified, the “Plan”).11 A copy of the Plan and the Confirmation Order can be obtained by: written request to JPMorgan Trust Company, National Association, c/o Administar Services Group, P.O. Box 56636, Jacksonville, FL 32241-6636; or calling 904-807-3066; or contacting counsel to the Debtors, Troutman Sanders LLP, 5200 Bank of America Plaza, 600 Peachtree Street, N.E., Atlanta, GA 30308, fax no. (404) 885-3900, phone no. (404) 885-2506.
(B) NOTICE OF EFFECTIVE DATE OF PLAN
     PLEASE TAKE NOTICE THAT on May     , 2007, the Plan became effective (the “Effective Date”).
     The Plan, the Plan Supplement and the Confirmation Order shall bind (i) the Debtors, (ii) the Reorganized Debtors, (iii) all Holders of Claims against and Interests in any Debtor, whether or not impaired under the Plan and whether or not, if impaired, such Holders accepted, rejected, or are deemed to have accepted or rejected the Plan, (iv) each Person acquiring property under the Plan, (v) all non-Debtor parties to executory contracts and unexpired leases with any Debtor, (vi) all entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or the Confirmation Order and (vii) each of the foregoing’s respective heirs, successors, assigns, trustees, executors or administrators, if any.
(C) NOTICE OF ADMINISTRATIVE EXPENSE CLAIMS BAR DATE
     PLEASE TAKE FURTHER NOTICE THAT, expect as otherwise provided in the Plan, all requests for payment of Administrative Expense Claims pursuant to section 503 of the

[11]	Capitalized terms not defined herein have the meaning given in the Plan.

Bankruptcy Code must be filed with the Bankruptcy Court no later than                                          , 2007. All such requests must be submitted by motion in a form in accordance with the Bankruptcy Code, the Bankruptcy Rules and the local rules of the Bankruptcy Court. If you fail to file a timely request for allowance of an Administrative Expense Claim, such claim shall not be Allowed by the Court or paid.
(D) NOTICE OF BAR DATE FOR CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES
     PLEASE TAKE FURTHER NOTICE THAT all proofs of Claim arising from the rejection (if any) of executory contracts or unexpired leases by operation of the Plan or Plan Supplement must be filed with the Voting Agent within thirty (30) days after the Confirmation Date. Any Claims arising from the rejection of an executory contract or unexpired lease for which proofs of Claim are not timely filed within that time period will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and property unless otherwise ordered by the Bankruptcy Court.
(E) FEE APPLICATIONS OF PROFESSIONALS
     Please be advised that any Professional seeking an allowance for compensation or reimbursement of expenses pursuant to sections 327, 328, 330 or 1103 of the Bankruptcy Code shall by                     , 2007 file with this Court a final application for professional fees and expenses.
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This Notice is being sent to you by Court Order.

Dated: May ______, 2007	Respectfully submitted,
/s/ Jeffrey W. Kelley
TROUTMAN SANDERS LLP
Ezra H. Cohen Jeffrey W. Kelley 600 Peachtree St., N.E., Suite 5200 Atlanta, Georgia 30308-2216 Telephone: (404) 885-3009 Facsimile: (404) 692-6799 Counsel for Debtors and Debtors in Possession

/s/ Robert A. Klyman
LATHAM & WATKINS LLP
Robert A. Klyman 633 West 5th Street, Suite 4000 Los Angeles, CA 90071 Telephone: (213) 485-1234 Facsimile: (213) 891-8763 Counsel for Yucaipa

/s/ Frederick Perillo
Previant, Goldberg, Uelmen, Gratz, Miller and
Brueggerman, S.C. Frederick Perillo Jill Hartley 1555 North River Center Drive, Suite 202 Milwaukee, Wisconsin 53212 Telephone: (414) 271-4500 Facsimile (414) 271-6308 Counsel for TNATINC

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